Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces Settlement of Litigation by Pioneer Affecting Trust Properties

MESA ROYALTY TRUST

JPMorgan Chase Bank, N.A., Trustee	NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS August 18, 2006 — Mesa Royalty Trust (NYSE symbol-MTR) today announced that it has been informed that Pioneer Natural Resources USA, Inc. (“Pioneer USA”) has reached an agreement to settle claims made in the lawsuit John Steven Alford and Robert Larrabee, individually and on behalf of a Plaintiff Class v. Pioneer Natural Resources USA, Inc., which is pending in the 26th Judicial District Court, Stevens County, Kansas.  The plaintiffs in this lawsuit are royalty owners in oil and gas properties located in the Hugoton field, which are owned by Pioneer USA, a subsidiary of Pioneer Natural Resources Company (“Pioneer”).  The plaintiffs sued a predecessor company to Pioneer USA asserting various claims relating to alleged improper deductions in the calculation of royalties.

Under the terms of the agreement, Pioneer USA will make cash payments to settle the plaintiffs’ claims with respect to production occurring on and before December 31, 2005.  Pioneer USA also agreed to adjust the manner in which royalty payments to the class members will be calculated for production occurring on and after January 1, 2006.

Pioneer’s portion of the cash payment is expected to be approximately $32 million. The cash portion will be paid in two installments.  Pioneer has advised the Trustee that the portion of the cash payments net to the Trust’s interest will be approximately $1.1 million payable on September 30, 2006 and $1.0 million payable on September 30, 2007.  Pioneer USA will initially pay the costs attributable to the Trust’s interest but will recover these costs through payments out of future gross proceeds on the Trust’s properties.  Accordingly, royalty income to the Trust will be reduced until all of these payments, together with any applicable interest as provided under the overriding royalty conveyance of the Trust’s properties, are recouped by Pioneer USA.

Pioneer has advised the Trustee that the settlement agreement is subject to customary conditions, including preliminary and final court approval.

Contact:	Mesa Royalty Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422
(512) 479-2562

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	221 West Sixth Street,	Austin, TX 78701